PROSPECTUS                 Pricing Supplement No. 3039
Dated January 10, 1995     Dated October 16, 1997
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 33-60723

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                 (Redeemable Fixed Rate Notes)
Trade Date:  October 16, 1997

Settlement Date (Original Issue Date):  October 21, 1997

Maturity Date:  October 22, 2012  (subject to earlier redemption, as set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$20,000,000

Price to Public (Issue Price):  The Notes are being purchased  by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission: The Notes will be sold at varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer:  US$20,000,000

Interest Rate Per Annum:  7.00%

Interest Payment Date(s):

  ___  March 15 and September 15 of each year
   X   Other:  Semi-annually on April 22 and  October
            22, commencing on April 22, 1998 (with respect to the period from and including October 21, 1997 to but excluding April 22, 1998)
Form of Notes:

  X  DTC registered        ___  non-DTC registered

Repayment, Redemption and Acceleration

Initial Redemption Date:  October 22, 1998, and thereafter on the
  22nd  day  of  each  month (See  "Additional Terms--Redemption"
  below)
Initial Redemption Percentage:  100%
Optional Repayment Date:  Not applicable ("N/A")
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
<PAGE 2>             (Fixed Rate Notes)
                           Page 2
                      Pricing Supplement No. 3039
                      Dated October 16, 1997
                      Rule 424(b)(3)-Registration Statement
                      No. 33-60723

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Interest on the Notes will accrue from and including October 21, 1997 and will be payable in U.S. dollars semi-annually on April 22 and October 22 of each year, commencing April 22, 1998 (with respect to the period from and including October 21, 1997 to but excluding April 22, 1998) up to and including the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on October 22, 1998 or on the 22nd of each month thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.
<PAGE 3>              (Fixed Rate Notes)
                           Page 3
                      Pricing Supplement No. 3039
                      Dated June 12, 1997
                      Rule 424(b)(3)-Registration Statement
                      No. 33-60723

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

   General.

   At June 28, 1997, the Company had outstanding indebtedness totalling $121.845 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 28, 1997 excluding subordinated notes payable after one year was equal to $121.148 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31, Six Months Ended
     1992  1993  1994  1995 1996   June 28, 1997
     1.44  1.62  1.63  1.51 1.53   1.55

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997 and June 28, 1997 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act to which reference is hereby made.
<PAGE 4>             (Fixed Rate Notes)
                           Page 4
                      Pricing Supplement No. 3039
                      Dated October 16, 1997
                      Rule 424(b)(3)-Registration Statement
                      No. 33-60723

Plan of Distribution:

  The Notes are being purchased by Bear, Stearns & Co. Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.